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                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE


CONTACT:  Boyd Gentry, Senior Vice President and Treasurer
          Tel:  678-443-6872


                      MARINER POST-ACUTE NETWORK, INC. AND
                MARINER HEALTH GROUP, INC. EMERGE FROM CHAPTER 11

                  - NAME CHANGED TO MARINER HEALTH CARE, INC. -

         ATLANTA - May 14, 2002 - Mariner Post-Acute Network, Inc. and Mariner Health Group, Inc. today announced that they have emerged from Chapter 11 following the successful implementation of their Second Amended Joint Plan of Reorganization on May 13, 2002. In connection with this event, Mariner Post-Acute Network, Inc. changed its name to Mariner Health Care, Inc.

         "We are pleased that our reorganization is complete and that we have achieved our goal of combining the capital structures of Mariner Post-Acute Network and Mariner Health Group. We are emerging as a stronger and more focused company, ready to meet the challenges of the changing long-term care market," said C. CHRISTIAN WINKLE, President and Chief Executive Officer of Mariner Health Care.

         In connection with the emergence from bankruptcy, Mariner Health Care entered into a $297 million senior exit financing (consisting of a $212 million term loan and a $85 million revolver) with a group of financial institutions (the "Exit Financing"). The Exit Financing will be used to pay certain obligations to creditors as set forth in the joint plan of reorganization as well as to provide Mariner Health Care with working capital.

         Mariner Health Care also announced that it has filed a Registration Statement on Form 8-A (the "Form 8-A") with the Securities and Exchange Commission to register its common stock under Section 12(g) of the Securities Exchange Act of 1934. The Form 8-A also registered warrants to purchase common stock of Mariner Health Care, issued in accordance with the joint plan of reorganization. The Form 8-A became effective upon filing. Mariner Health Care will maintain its status as a public company, subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

         Throughout the bankruptcy process, Mariner Health Care and its subsidiaries continued to provide quality care and maintained normal operations in their skilled nursing facilities and long-term acute care hospitals. "When we filed for Chapter 11, we promised uninterrupted, quality care for the patients, residents and families who rely on us," Mr. Winkle said. "The fulfillment of our promise to meet the needs of our residents and patients and maintain business as usual is a testament to the dedication and commitment of our employees."

         Headquartered in Atlanta, Mariner Health Care presently operates approximately 300 skilled nursing and assisted living facilities representing approximately 38,000 beds across the country as well as 13 long-term acute care hospitals.

         Certain statements contained in this release may contain forward-looking information with respect to plans, projections or future performance of Mariner Health Care. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, the ability of the Mariner Health Care and its subsidiaries to continue to implement the joint plan of reorganization as described above and other risks detailed in Mariner Health Care's filings with the Securities and Exchange Commission.


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